EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of: Who's Your Daddy, Inc.

We consent to the inclusion in the foregoing Registration Statement on Form SB-2 of our report dated April 12, 2007, relating to the consolidated financial statements of who's Your Daddy, Inc. as of and for the years ended December 31, 2006 and 2005, which also appears in the Who's Yours Daddy, Inc. Annual Report on 10-KSB, for year ended December 31, 2006, filed with the securities and Exchange Commission on April 16, 2007. We also consent to the reference to our firm under the caption "Experts".

/s/ Baum & Company, P.A.,

Baum & Company, P.A.
Certified Public Accountants

Coral Springs, Florida
July 3, 2007